UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified In Its Charter)

BT BRANDS, INC.
GARY COPPERUD KENNETH BRIMMER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 19, 2023

[Name]

[Address]

[City, State, ZIP Code]

Dear Fellow Shareholders of Noble Roman’s, Inc.,

Save Noble Roman’s!  Vote the BLUE PROXY for the Election of Gary Copperud to the Board of Directors

BT Brands, Inc. (Nasdaq: BTND), a shareholder of Noble Roman’s, Inc., is asking for your vote to elect Gary Copperud, a director of Noble Roman’s, Inc. You should have received a request for a Proxy from us (Blue) and a request from current management (white). We believe that recent trends will likely continue without a change in the Board's composition.

It’s Time for Change. Current Leadership has Overseen Declines in Equity and Market Price and a substantial Increase in Debt.

Our BLUE PROXY outlines our concerns regarding declining shareholder value and the company's deteriorating financial condition. Highlights (more appropriately, lowlights) that have coincided with Scott Mobley’s term as CEO from 2015 until 2022 include:

I.	Share price declined from $2.14 to 20 cents;
II.	Shareholders’ equity fell from $14.9 million to under $1.9 million;
III.	Debt increased from $2.7 million to $8.9 million;
IV.	Eight-year Compensation paid to Mobleys totaled approximately $5.9 million;
V.	Employment Agreements commit over $5.9 million in future cash compensation.

In light of this troubling performance, it is critical to elect Mr. Copperud to the Board of Directors, bringing the Board a fresh perspective and a commitment to enhancing shareholder value. With 16 years of experience in the restaurant industry, including as CEO of a public company, Mr. Copperud has the qualifications and independence to represent the interests of shareholders. His focus will be on fiscal discipline, including evaluating existing debt seeking lower interest rates, challenging long-term employment contracts, and introducing better corporate governance practices.  Please carefully consider the information provided in our Proxy Statement and join BT Brands in supporting the election of Mr. Copperud to the board voting with the BLUE PROXY card today.

If you have already submitted a proxy vote based on the white card furnished by management, you may revoke that proxy and vote "FOR" Mr. Copperud's election to the Board by signing, dating, and returning the enclosed BLUE PROXY. The latest dated proxy will be the only one counted.

Your vote is crucial, regardless of the number of shares you own. I encourage you to act by supporting the election of Mr. Gary Copperud to the Board of Noble Roman’s, Inc. Together, we can work towards building a stronger and more prosperous future for our company. We urge stockholders vote the BLUE PROXY FOR Gary Copperud -- and to WITHHOLD their votes on the opposed director – Scott Mobley - who has overseen Noble Roman’s years of underperformance.

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Additional information regarding the BT Brands director nominee is available at www.icomproxy.com/NROM.

About the Proponents

BT Brands and Gary Copperud together own 1,879,900 of the outstanding common shares of Noble Roman, Inc. BT Brands is a NASDAQ – listed operating restaurant company controlling 18 restaurant locations in eight states. We believe the Noble Roman’s has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We want to enhance the Company’s performance for stockholders by contributing to its Board of Directors.

Important Information

BT Brands, Inc and Gary Copperud (collectively, the “Proponents”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement, and accompanying form of BLUE PROXY to be used in connection with the solicitation of proxies from the stockholders of Noble Roman, Inc. (the “Company”). Information about the Participants and a description of their security holdings is contained in the definitive proxy statement filed by the Proponents with the SEC. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying BLUE PROXY card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Investor Contact for more information:

InvestorCom LLC

John Glenn Grau, 203-972-9300

info@investor-com.com

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please get in touch with InvestorCom LLC.

InvestorCom LLC

19 Old Kings Highway S., Suite 130

Darien, CT 06820

proxy@investor-com.com

(203) 972-9300 or (877) 972-0090

Thank you for your attention and support.

Sincerely,

BT Brands, Inc.

Kenneth Brimmer

Chief Operating Officer | 612-414-5104 | kbrimmer@itsburgertime.com

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